EXHIBIT 5

[j2 GLOBAL COMMUNICATIONS, INC. LETTERHEAD]

March 11, 2008

Board of Directors
j2 Global Communications, Inc.
6922 Hollywood Boulevard
Suite 500
Los Angeles, CA 90028

Gentlemen:

I am familiar with the proceedings taken and proposed to be taken by j2 Global Communications, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of up to 4,500,000 of its common shares, $0.01 par value (the “Common Shares”), pursuant to the j2 Global Communications, Inc. 2007 Stock Plan (the “Plan”).

I have examined, among other things, the Registration Statement on Form S-8 (the “Registration Statement”) as proposed to be filed by the Company with the Securities and Exchange Commission for the registration of the issuance of Common Shares under the Securities Act of 1933, as amended, and such records and documents as I have deemed necessary in order to express the opinions hereinafter set forth.

Based upon the foregoing, I am of the opinion that the Company is a duly incorporated and legally existing corporation under the laws of the State of Delaware. I am also of the opinion, based upon the foregoing and assuming compliance with applicable federal and state securities laws, that when the Common Shares to be issued by the Company pursuant to the Plan have been delivered by the Company as specified in the Plan, said Common Shares will be validly issued and outstanding, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours, /S/ JEFFREY D. ADELMAN
Jeffrey D. Adelman
Vice President and General Counsel j2 Global Communications, Inc.